Exhibit 99.1
FOR IMMEDIATE RELEASE:
September 10, 2018
NYSE Symbol:  CPK

MICHAEL P. MCMASTERS TO RETIRE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF CHESAPEAKE UTILITIES CORPORATION

Dover, Delaware - Chesapeake Utilities Corporation announced today that President and Chief Executive Officer, Michael P. McMasters, has advised the Board of Directors of his intention to retire in early 2019. Mr. McMasters will remain fully engaged in leading the organization as CEO until his retirement. He will continue as a member of the Board of Directors and will serve in an advisory capacity to ensure a smooth transition.

“It has been an honor to lead Chesapeake Utilities for the past eight years and a privilege to work with so many dedicated and hard-working colleagues during my thirty-six years with the Company,” said Mr. McMasters. "Chesapeake's consistent generation of superior earnings growth and total return to shareholders is a testimony to the culture we have nurtured and to the talent and commitment of our management team and employees."

As part of the Board's on-going succession planning, a committee of independent Board members is evaluating internal and external candidates to succeed Mr. McMasters. The Board will choose a successor who will build on Chesapeake's strong foundation and management team and continue our culture of entrepreneurial, disciplined capital investment.

The Company’s Chairman, John R. Schimkaitis stated, “The Board and I are deeply grateful to Mike for his many years of inspiring and productive leadership. He led the team to significantly grow our company from $395 million to $1.4 billion in market capitalization, with compound annual earnings growth of eight percent over the last eight years, yielding an annualized return to shareholders of 17.4 percent. Mike’s legacy of contributions will continue to benefit our customers, communities, employees and shareholders for years to come. We wish Mike all the best in his well-deserved retirement.”

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About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities Corporation's businesses is available at www.chpk.com or through our IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President and Chief Financial Officer
302.734.6022

or

James F. Moriarty
Senior Vice President, General Counsel and Corporate Secretary
302.736.7871